Exhibit 10.1

RETIREMENT AGREEMENT

AGREEMENT effective as of March 24, 2011 (the “Effective Date”), between THE INTERPUBLIC GROUP OF COMPANIES, INC. (“Employer”) and TIMOTHY SOMPOLSKI (“Employee”).

WITNESSETH:

WHEREAS, Employee has served as the Executive Vice President, Chief Human Resources Officer of Employer since 2004; and

WHEREAS, Employee and Employer are parties to an Employment Agreement dated July 6, 2004, and amended effective January 1, 2007 and September 12, 2007 (the “Employment Agreement”);

WHEREAS, Employee and Employer have agreed that Employee’s retirement will be effective April 30, 2011 (the “Retirement Date”); and

WHEREAS, Employee and Employer wish to set forth the terms of his retirement;

NOW, THEREFORE, in consideration of the mutual promises set forth herein and in the Agreement, the parties hereto, intending to be legally bound, agree as follows:

1.           End of Employment. Employee will continue to work for Employer until the Retirement Date, and will retire from any and all positions that he holds at Employer or any subsidiary thereof effective on the Retirement Date.  Employee’s coverage under Employer’s benefit plans and other arrangements will end on the Retirement Date, except to the extent that Employee chooses to extend medical, dental, and/or vision coverage pursuant to COBRA.

2.           Retirement Payment and Benefits. Subject to Employee’s execution and nonrevocation of, and compliance with this Agreement, Employer shall:

a.           Continue to pay Employee’s base salary at his current salary level until the
Retirement Date;

b.           On March 15, 2011, pay Employee an annual bonus equal to $600,000 for services provided in 2010;

c.           Continue to pay Employee’s base salary at his current salary level for the period from May 1, 2011 to October 31, 2012 (the “Payment Period”);

d.           By April 30, 2011, pay Employee a pro-rata target bonus of $142,500 for services provided from January 1, 2011 to the Retirement Date;

e.           As of December 31, 2011, credit Employee’s account under the Interpublic Capital Accumulation Plan (“CAP”) with a dollar credit for 2011, in the amount prescribed by the plan document for CAP and Employee’s Participation Agreement. Employee’s benefit under

CAP shall be paid at the time and in the form prescribed by the plan document for CAP and Employee’s Participation Agreement;

f.           Allow Employee to continue to vest in his outstanding long-term incentive awards during the Payment Period.  The Performance Cash award granted to Employee in 2009 will be paid no later than March 15, 2012;

g.           Pay to Employee cash in lieu of continuing medical, dental, and vision benefits, in the amount and at the time(s) prescribed by Section 4.2 of the Interpublic Executive Severance Plan (the “ESP”) during the Payment Period. For purposes of determining the amount of such cash payment(s), Employee’s Severance Period under the ESP shall be deemed to continue until the end of the Payment Period hereunder;

h.           In accordance with the terms of the applicable Interpublic Performance Incentive Plan, this Retirement Agreement amends Employee’s stock option award agreements to extend the exercise period for each of Employee’s outstanding options to purchase Interpublic Stock (subject to satisfying the vesting conditions for such options) until the earlier of (i) the third anniversary of the last day of the Payment Period or (ii) the tenth anniversary of the grant date; and

i.           Allow Employee to keep his laptop, IPad and cell phone, and pay to Employee sixteen (16) accrued but unused PTO days on or before April 30, 2011.

The above-referenced payments are in full satisfaction of any and all claims Employee may have against Employer, and exceed in value any payments to which Employee may otherwise be entitled. For the avoidance of doubt, such payments shall be in lieu of, and not in addition to, any amounts or benefits otherwise payable or due under the Employment Agreement or the ESP. All payments will be subject to applicable tax withholdings, as determined by Employer.

3.           Release of Claims. By signing this Agreement and Release, Employee, on behalf of himself and his current, former, and future heirs, executors, administrators, attorneys, agents and assigns, hereby fully and without limitation releases, covenants not to sue, and forever discharges Employer, and its subsidiaries and affiliates, officers, directors, employees, shareholders, members, agents, attorneys, trustees, fiduciaries, representatives, benefit plans and plan administrators, successors and/or assigns, and all persons or entities acting by, through, under, or in concert with any or all of them (collectively, the “Releasees”) from all rights, claims, demands, liabilities, actions and causes of action, whether in law or in equity, suits, damages, losses, attorneys’ fees, costs and expenses, of whatever nature whatsoever that Employee now has or has ever had, whether known or unknown or based on facts now known or unknown, fixed or contingent, suspected or unsuspected, against the Releasees, occurring from the beginning of time up to and including the date that Employee executes this Agreement and Release that arise out of, or are in any way related to Employee’s employment by Employer or the termination of Employee’s employment with Employer.

Without limiting the foregoing, Employee understands and agrees that the foregoing release provisions include, without limitation:

a.           any claims for wrongful termination, defamation, invasion of privacy, intentional infliction of emotional distress, or any other common law claims;

b.           any claims for the breach of any written, implied or oral contract between Employee and Employer, including but not limited to any contract of employment;

c.           any claims of discrimination, harassment or retaliation based on such things as age, national origin, ancestry, race, religion, sex, sexual orientation, or physical or mental disability or medical condition;

d.           any claims for payments of any nature, including but not limited to wages, overtime pay, vacation pay, severance pay, commissions, bonuses and benefits or the monetary equivalent of benefits, but not including any claims for unemployment or workers’ compensation benefits, or for the consideration being provided to Employee pursuant to Paragraph 2 of this Agreement; and

e.           all claims that Employee has or that may arise under the common law and all federal, state and local statutes, ordinances, rules, regulations and orders, including but not limited to any claim or cause of action based on the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Civil Rights Acts of 1866, 1871 and 1991, the Rehabilitation Act of 1973, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Vietnam Era Veterans' Readjustment Assistance Act of 1974, Executive Order 11246, and any state laws governing employee rights, as each of them has been or may be amended.

This Agreement and Release shall be binding upon and inure to the benefit of Employee and the Releasees and any other individual or entity who may claim any interest in the matter through Employee. Employee also acknowledges that he has not assigned any of his rights to make the aforementioned claims or demands. Employee also acknowledges and represents that he has not filed nor will he file any lawsuits based on claims or demands that he has released herein.

4.           Attorney Review. Employee acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

5.           Review Period. Employee is hereby advised that he has twenty-one (21) days from the date this Agreement is delivered to him within which to consider whether he will sign it, and to the extent he executes it before the expiration of review period, he has done so knowingly and voluntarily.

In order to receive the termination payment described in Paragraph 2 above, Employee must sign, date and return this Agreement and Release to Employer (c/o Marge Hoey) not later than 21 days after given to Employee. If Employee does not return the signed and dated Agreement and Release to Employer by midnight on that date, the offer of payment described in Paragraph 2 above will be automatically withdrawn.

6.           Revocation Period. By signing this Agreement, Employee acknowledges that he understands that he may revoke this Agreement within seven (7) days after he has signed it by notifying Employer in writing that he has revoked this Agreement. Such notice shall be addressed to Employer c/o Marge Hoey and must be received by Employer before the end of the revocation period. This Agreement shall not be effective or enforceable in accordance with its terms until the 7-day revocation period has expired.

7.           Mitigation. Mitigation will be governed by Section 7.02 of the Employment Agreement and Sections 4.1(c) and 5.1(d) of the ESP.

8.           Intellectual Property Rights. Employee acknowledges and agrees that all concepts, writings and proposals submitted to and accepted by Employer (“Intellectual Property”) which relate to the business of Employer and which have been conceived or made by him during the period of his employment, either alone or with others are the sole and exclusive property of Employer or its clients. As of the date hereof, Employee hereby assigns in favor of Employer all the Intellectual Property covered by this paragraph. On or subsequent to the date hereof, Employee shall execute any and all other papers and lawful documents required or necessary to vest sole rights, title and interest in the Employer or its nominee of the Intellectual Property.

9.           Non-Admission. This Agreement and Release shall not in any way be construed as an admission by Employer of any liability for any reason, including, without limitation, based on any claim that Employer has committed any wrongful or discriminatory act.

10.           Non-Disparagement. Employee agrees that he will not say, write or cause to be said or written, any statement that may be considered defamatory, derogatory or disparaging of any of the Releasees.

11.           Confidentiality/Company Property. Employee acknowledges that he has had access to confidential, proprietary business information of Employer as a result of employment, and Employee hereby agrees not to use such information personally or for the benefit of others. Employee also agrees not to disclose to anyone any confidential information—at any time in the future so long as it remains confidential. Employee further agrees to keep the terms and the existence of this Agreement and Release confidential and not to discuss it with anyone other than his attorney, tax advisor, spouse, or as may be required by law. Employee represents that he has returned all Employer property in his possession. In the event that Employer determines that Employee owes any money to Employer, Employer will provide notice thereof to Employee and Employee hereby authorizes Employer to deduct such amounts from any further payments to Employee (in a manner that complies with the requirements of Section 409A of the Internal Revenue Code). Employee also acknowledges and reaffirms his continuing obligations to Employer pursuant to any confidentiality, non-compete and/or non-solicitation agreements signed by Employee.

12.           Cooperation. Employee agrees to make himself available to cooperate fully with Employer, its parents and affiliates and their legal counsel in any pending or future legal proceedings or investigatory matters involving issues in which Employee was involved during his employment with Employer, and Employer agrees to reimburse any out of pocket costs or expenses Employee reasonably incurs.

13.           Non-Solicitation of Clients and Employees. Employee hereby acknowledges and reaffirms the restrictions set forth in Section 8.05 of the Employment Agreement and Section 5.1
of the ESP.

14.           Entire Agreement; No Other Promises. Except as to Employee’s CAP Agreement, equity agreements, the surviving provisions of the ESP and the Employment Agreement (as amended by this Agreement) and any confidentiality, non-compete and/or nonsolicitation agreements signed by Employee upon or during his employment with Employer, Employee hereby acknowledges and represents that this Agreement and Release contains the entire agreement between Employee and Employer, and it supersedes any and all previous agreements concerning the subject matter hereof. Employee further acknowledges and represents that neither Employer nor any of its agents, representatives or employees have made any promise, representation or warranty whatsoever, express, implied or statutory, not contained herein, concerning the subject matter hereof, to induce Employee to execute this Agreement and Release, and Employee acknowledges that he has not executed this Agreement and Release in reliance on any such promise, representation or warranty.

15.           Equitable Relief. Employee acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, and agrees that Employer shall be entitled to specific performance and injunctive and other equitable relief in the case of any such breach or attempted breach. It is also agreed that, in addition to any other remedies, in the event of a breach of this Agreement by Employee, Employer may cancel and retain all or any portion of the payments to be made hereunder.

16.           Severability. If any term or condition of this Agreement and Release shall be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, this Agreement and Release shall be construed without such term or condition. If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope or area.

17.           Choice of Law and Forum. This Agreement and Release shall be construed and enforced in accordance with, and governed by, the laws of the State of New York, without regard to its choice of law provisions. Any dispute under this Agreement and Release shall be adjudicated by a court of competent jurisdiction in the city of New York, NY.

18.           Section 409A. This Agreement shall be construed and administered consistent with the intent to comply with the requirements of Section 409A of the Internal Revenue Code of

1986, as amended (to the extent applicable). For purposes of Section 409A, each installment of payments and benefits due hereunder shall be treated as a separate payment. No provision of this Agreement shall be interpreted or construed to transfer any liability for a failure to comply with Section 409A from Employee or any other individual to the Employer or any of its subsidiaries or affiliates.

19.           Amendment. This Agreement and Release may not be amended or modified in any way, except pursuant to a written instrument signed by both parties.
HAVING READ AND UNDERSTOOD THE RELEASE, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT AND RELEASE, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AND RELEASE AS OF THE DAY AND YEAR FIRST WRITTEN BELOW.

/s/ Timothy Sompolski Timothy Sompolski

Dated: 3/24/11

_______________________________
The Interpublic Group of Companies, Inc.

By: /s/ Nicholas J. Camera
Nicholas J. Camera
SVP, General Counsel & Secretary

Dated: 3/24/11